Exhibit 10.26

[CONFIDENTIAL TREATMENT REQUESTED]

FINANCING AGREEMENT

This Financing Agreement (this “Agreement”), is entered into as of December 21, 2004 (the “Effective Date”), between, on the one hand, Cell Therapeutics, Inc., a Washington corporation, with a principal place of business at 501 Elliott Avenue West, Suite 400, Seattle, WA 98119 (“CTI”), and PolaRx Biopharmaceuticals, Inc., a Delaware corporation and a wholly-owned subsidiary of CTI (“PolaRx”) (together CTI and PolaRx are referred to as the “CTI Parties” and individually as a “CTI Party”); and, on the other hand, PharmaBio Development, Inc., a North Carolina corporation, with a principal place of business at 4709 Creekstone Drive, Suite 200, Durham, NC, 27703 (“PharmaBio”). The CTI Parties and PharmaBio are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A. CTI is in the business of developing, acquiring and commercializing products for, among other things, the treatment of cancer and other indications in humans; and

B. PharmaBio is a wholly-owned subsidiary of Quintiles Transnational Corp., a North Carolina corporation, with a principal place of business at 4709 Creekstone Drive, Suite 200, Durham, NC, 27703 (“Quintiles”) and is in the business of providing financing and, through its Affiliates, clinical and commercialization services that assist pharmaceutical and biotech companies more rapidly develop and commercialize their pharmaceutical products; and

C. PharmaBio wishes to provide to CTI and CTI wishes to receive financing and payment of certain invoices in exchange for payment by CTI to PharmaBio of certain royalty payments, all on the terms set forth below; and

D. On the Effective Date, the Parties are entering into a Security Agreement, Guaranty, and Registration Rights Agreement, in each case as set forth therein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

1.1 “Account” shall have the meaning assigned to such term in Article 9 of the UCC.

1.2 “Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guaranties with respect thereto,

including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

1.3 “Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with such entity, but only so long as such control exists. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management or policies of an entity, including, but not limited to, through ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity’s managing authority).

1.4 “Annual Minimum True-Up Payment” has the meaning ascribed to it in Section 5.7.

1.5 “Calendar Quarter” means each of the following three (3) month periods during each Calendar Year during the Royalty Term: January 1 through March 31 (the “First Calendar Quarter”); April 1 through June 30 (the “Second Calendar Quarter”); July 1 through September 30 (the “Third Calendar Quarter”); and October 1 through December 31 (the “Fourth Calendar Quarter”).

1.6 “Calendar Year” means the twelve (12) month period from January 1 through December 31.

1.7 “Change of Control” means the occurrence of any of the following (a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) that is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting stock of CTI representing fifty percent (50%) or more of the total voting power of all outstanding classes of voting stock of CTI; (b) the sale or transfer of all or substantially all of the assets of CTI and its subsidiaries, taken as a whole; or (c) any merger, consolidation, share exchange, business combination or similar transaction in which CTI is not the surviving entity or in which the holders of the outstanding shares of stock of CTI immediately prior to such transaction hold, immediately after such transaction, less than fifty percent (50%) of the total voting power of the outstanding securities entitled to vote generally in the election of directors of the surviving or resulting entity in such transaction.

1.8 “Collateral” means each of the following, whether now existing or owned or hereafter arising or acquired:

A. with respect to each of CTI or PolaRx, all of its rights in and to all assets and properties directly relating to the Product in the Territory, including, without limitation:

(1) any and all Intellectual Property directly relating to or which is embodied, used or included in, or which otherwise comprises or constitutes, the Product in the Territory or, in the case of Trademarks and Copyrights, is used by the CTI Parties in the marketing or other promotion of the Product in the Territory;

(2) any and all Product Registrations directly relating to or arising out of or in connection with the Product for the Territory;

(3) any and all Data directly relating to or arising out of or in connection with the development, manufacture, use, sale or marketing of the Product for the Territory;

(4) any and all Records directly relating to or arising out of or in connection with the Product in the Territory;

(5) any and all Accounts Receivable directly relating to or arising out of or in connection with the sale of the Product in the Territory;

(6) any and all Inventory, including, without limitation, finished and unfinished or work-in-process commercial and sample goods and packaging, directly relating to or arising out of or in connection with the Product for the Territory;

(7) any and all Marketing Materials directly relating to or arising out of or in connection with the marketing or other promotion of the Product in the Territory;

(8) to the extent not covered by clauses (1) through (7) of this definition, all other General Intangibles directly relating to or arising out of or in connection with the Product in the Territory; and

(9) Proceeds of any and all of the foregoing;

B. with respect to CTI, the Pledged Securities.

Notwithstanding the foregoing, in no event shall the Collateral include (a) any equipment or any additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of a CTI Party therein or (ii) in a breach or termination pursuant to the terms of, or a default under, the agreement pursuant to which such equipment was acquired, leased or financed, or (b) any of the outstanding stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) in excess of sixty-five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote.

1.9 “Closing Date” means the date CTI receives the Financing from PharmaBio.

1.10 “Confidential Information” has the meaning ascribed to it in Section 6.1.

1.11 “Copyrights” shall mean, collectively, all copyrights (whether such copyrights are statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, and in each case, whether now owned or hereafter created or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to the use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

1.12 “Data” shall mean any and all preclinical, clinical and manufacturing data or results and other similar data; provided, however, that, solely to the extent applicable law requires, Data shall exclude any patient identifiable or other similar information the transfer and/or use of which is prohibited by the privacy regulations promulgated by U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, which is set forth at 45 Code of Federal Regulations Parts 160 and 164 (or any similar regulations outside of the United States of America).

1.13 “Divestiture Event” has the meaning ascribed to it in Section 8.6A.

1.14 “Event of Default” has the meaning ascribed to it in Section 8.4.

1.15 “Expiration Date” means the date that is the earlier to occur of (i) the expiration of the Royalty Term (and payment by CTI of all outstanding amounts owed to PharmaBio pursuant to Article V), (ii) the payment by CTI of aggregate amounts under Article V equal to the Maximum Royalty Amount or (iii) the payment by CTI, as authorized in this Agreement, of the Termination Payment.

1.16 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.17 “FFDCA” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, including all regulations promulgated thereunder.

1.18 “Financing” has the meaning ascribed to it in Section 2.1.

1.19 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.20 “General Intangibles” shall mean, collectively, all “general intangibles,” as such term is defined in the UCC, and in any event shall include, without limitation, all choses in action and causes of action and all other intangible personal property of every kind and nature now existing or owned or hereafter arising or acquired, including all rights and interests in indemnification claims, contracts and contract rights (including rights under licenses, sublicenses or leases, whether entered into as licensor or licensee, sublicensor or sublicensee, or lessor or lessee, distribution agreements, supply agreements and other agreements, including, without limitation, those agreements set forth on Schedule I of the Security Agreement), Intellectual Property, goodwill, registrations, and franchises.

1.21 “Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

1.22 “Guaranty” has the meaning ascribed to it in Section 3.1D.

1.23 “IND” shall mean an “investigational new drug application,” as such term is defined under the FFDCA.

1.24 “Intellectual Property” shall mean all intellectual property, proprietary rights and similar property or rights of every kind and nature now owned or hereafter acquired, including, without limitation, Patents, Trademarks, Copyrights, domain names, trade secrets and trade secret rights, inventions, designs, confidential or proprietary technical and business information, Know-How, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

1.25 “Inventory” shall have the meaning assigned to such term in Article 9 of the UCC.

1.26 “Joint Oversight Committee” or “JOC” has the meaning ascribed to it in Section 4.1.

1.27 “Know-How” shall mean all know-how and other information, including, without limitation, ideas, discoveries, inventions, data, techniques, specifications, processes, procedures, manufacturing and technical information, results from experiments and tests, instructions, methods, formulae, designs, plans, sketches, records, confidential analyses, interpretations of information, and trade secrets, or any similar items, in any media form, whether or not tangible, including, without limitation, any paper or electronic form.

1.28 “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment for security, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority (including, without limitation, the United States Patent and Trademark Office), in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other agreement intended to create any of the foregoing.

1.29 “Marketing Materials” shall mean marketing materials, advertising materials, training materials, product data, price lists, mailing lists, sales materials, market information (e.g., customer, sales and competitor data), promotional materials, artwork for the production of packaging components, and other materials, and in each case whether now existing or owned or hereafter arising or acquired.

1.30 “Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, operations, properties, assets, or condition (financial or otherwise) of such Person and its subsidiaries taken as a whole or (ii) the Product in the Territory.

1.31 “Maximum Royalty Amount” has the meaning ascribed to it in Section 5.5.

1.32 “Minimum Payment Amount” means Fifty-Three Million Dollars (US $53,000,000), unless, pursuant to the provisions of Section 3.4E, such amount is increased to Fifty-Eight Million Dollars (US $58,000,000).

1.33 “Minimum Payment Obligation” has the meaning ascribed to it in Section 5.6.

1.34 “NDA” shall mean a “new drug application,” as such term is used under the FFDCA.

1.35 “Net Sales” means the gross amount invoiced or billed by CTI, its Affiliates and their licensees and sublicensees, if any (each, a “Selling Party”) to Third Parties for sales or other dispositions of Product in the Territory, less the following items without duplication: (i) discounts (including cash and quantity discounts) for the Product allowed and actually taken or accrued; (ii) refunds, rebates, charge-back payments, and retroactive price adjustments for the Product actually taken or accrued, including distributor fees (e.g., the IDIS distributor fee with respect to Product sold in those European Union countries included in the Territory); (iii) credits or allowances actually issued or accrued for Product returns, recalls or the like; and (iv) to the extent such items are included in such gross amount (A) taxes or duties imposed on the production, sale, or delivery of the Product, including sales, excise, or value added taxes, but not income taxes and (B) all package, handling, and pre-paid freight charges. All amounts hereunder will be determined from the books and records of the applicable Selling Party, which books and records shall be calculated and maintained in accordance with GAAP.

1.36 “Outsourced Service Opportunity” means any pre-clinical or clinical development project with an aggregate value of greater than [*] that CTI or an Affiliate intends to have another Person perform on its behalf.

1.37 “Patents” shall mean all of the following whether now owned or hereafter acquired: (a) all patents of the United States or any other country, all registrations and recordings thereof, and all applications for patents of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any other country, including, without limitation, those listed on Schedule II of the Security Agreement, (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein and (c) all income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof.

1.38 “Permitted Liens” means (a) licenses and sublicenses existing on the Effective Date, (b) Liens for any Taxes not yet due and payable, or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (c) statutory, common law or contractual Liens of depository institutions and institutions holding securities accounts, (d) Liens in favor of PharmaBio, (e) purported Liens evidenced by the filing of precautionary UCC financing statements relating to operating leases, (f) Liens securing capital leases and purchase money financing of equipment so long as such Lien encumbers only the assets acquired pursuant to such lease or financing and any additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof, and (g) statutory, common law or

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contractual liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen and other Liens imposed by law, and other similar Liens arising in the ordinary course of business, and (h) any interest or title of a lessor or sublessor under any lease of real estate.

1.39 “Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

1.40 “Pledged Securities” shall mean (i) all of the capital stock of PolaRx and (ii) sixty-five percent (65%) of the capital stock of Cell Therapeutics (UK) Limited, including, without limitation, the stock set forth on Schedule III to the Security Agreement.

1.41 “Proceeds” shall mean, collectively, all “proceeds,” as such term is defined in the UCC, and in any event shall include, without limitation, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) any claim against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned, (iii) past, present or future infringement of any Copyright now or hereafter owned and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

1.42 “Product” means Trisenox® (arsenic trioxide) in any and all dosage forms or formulations.

1.43 “Product Registration” means with respect to any country, the registrations, permits, licenses, consents, authorizations and other approvals and pending applications and requests therefor, required by applicable Governmental Authorities relating to the marketing, sale, distribution, pricing and reimbursement of the Product in such country, including, without limitation, INDs and NDAs, marketing authorizations, and any supplements or amendments to any of the foregoing, and any other equivalent of the foregoing, in each case whether now existing or owned or hereafter arising or acquired for the Product, including, without limitation, those listed on Schedule IV of the Security Agreement, and including all filings and files with respect thereto, including, without limitation, all documents referred to in the complete regulatory chronology for each Product registration.

1.44 “Records” shall mean records, documents and files, including files pertaining to the Product Registrations, Intellectual Property, drug master files, correspondence with the FDA and other Governmental Authorities, validation documents and data, market studies, sales histories and quality control histories, accounting records, sales records, suppliers lists, price lists, forecasts, market studies, customer service and inquiry or complaint records, laboratory notebooks, quality assurance/control procedures and records, product and raw material specifications, regulatory compliance filings and other regulatory records, product operation manuals and instructions, standard operating procedures and written medical records, and in each case whether now existing or owned or hereafter arising or acquired, in any media form, whether or not tangible, including, without limitation, any paper or electronic form.

1.45 “Royalty” has the meaning ascribed to it in Section 5.1.

1.46 “Royalty Obligation” has the meaning ascribed to it in Section 5.1.

1.47 “Royalty Term” means the period of time from January 1, 2006 until December 31, 2010.

1.48 “SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

1.49 “Securities Act” has the meaning ascribed to it in Section 7.2A.

1.50 “Security Agreement” has the meaning ascribed to it in Section 3.1C.

1.51 “Service Payments Obligation” has the meaning ascribed to it in Section 2.2.

1.52 “Shares” has the meaning ascribed to it in Section 8.5B(1).

1.53 “SKI Agreement” means that certain Exclusive License Agreement between Sloan-Kettering Institute for Cancer Research and PolaRx last dated February 16, 1998.

1.54 “Sublicense” has the meaning ascribed to it in Section 8.5A.

1.55 “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called (including interest and penalties thereon) by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

1.56 “Term” means the period beginning on the Closing Date and expiring upon the Expiration Date.

1.57 “Termination Payment” has the meaning ascribed to it in Section 8.6B.

1.58 “Territory” means the United States of America, Germany, France, Italy, Spain, the United Kingdom, Greece, Austria, Denmark, Sweden, Finland, Luxembourg, Ireland, Portugal, The Netherlands, Belgium and any other country in the European Union where, after the Effective Date, CTI or its Affiliate directly markets and sells the Product.

1.59 “Third Party” shall mean any Person, including a governmental entity, other than the CTI Parties or PharmaBio, or their respective Affiliates.

1.60 “Trademarks” shall mean all of the following whether now owned or hereafter acquired: (a) all trademarks, service marks, trade names, corporate names, company names,

business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, in each case excluding the names Cell Therapeutics, Inc. and PolaRx Biopharmaceuticals, Inc., all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including, without limitation, those listed on Schedule V of the Security Agreement, (b) all income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) all goodwill associated therewith or symbolized thereby, and (d) all other assets, rights and interests that uniquely reflect or embody such goodwill.

1.61 “Transaction Document(s)” means, collectively and individually, this Agreement, the Registration Rights Agreement, the Guaranty, and the Security Agreement, each as amended, restated, modified or otherwise supplemented from time to time.

1.62 “UCC” shall mean the Uniform Commercial Code as in effect on the Effective Date in the applicable jurisdiction.

1.63 “Unfavorable Marketing Event” means a continued failure of CTI to supply at least [*] of firm purchase orders received for Product in the Territory for a period of [*] or more consecutive days.

ARTICLE II

FINANCING

2.1 Financing. On the terms and subject to the conditions of the Transaction Documents and relying upon the representations and warranties therein set forth as and when made or deemed to be made, upon the Closing Date, PharmaBio shall make an advance (the “Financing”) to CTI in the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00). PharmaBio shall disburse the proceeds of the Financing by wire transfer in immediately available funds to an account designated by CTI.

2.2 PharmaBio Service Payments Obligation. In addition to the Financing, PharmaBio shall pay for up to Five Million Dollars ($5,000,000) in cumulative PharmaBio Service Invoices (the “Service Payments Obligation”) approved by CTI or its Affiliates during the Term. For those PharmaBio Service Invoices for which it is responsible under its Service Payments Obligation, PharmaBio shall make such payment directly to its applicable Affiliate(s). If PharmaBio fails to pay an applicable invoice within the later of (i) five (5) business days of receipt thereof from CTI or its Affiliate or (ii) on or before the due date of such invoice, in each case in accordance with the written instructions provided by CTI or its Affiliate, then any and all late payment charges resulting from such failure shall be the responsibility of PharmaBio and payment of such late charges shall not reduce PharmaBio’s Service Payments Obligation pursuant to this Section 2.2. The Parties will work together and with the applicable PharmaBio Affiliates performing services for CTI or its Affiliates to establish a process by which CTI or its Affiliates approve the PharmaBio Service Invoices to be paid hereunder. Finally, in addition to other current or future projects, the Parties

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agree to use PharmaBio’s Service Payments Obligation for PharmaBio Service Invoices arising pursuant to that General Services Agreement effective April 22, 2004 (as amended), and that General Services Agreement effective February 14, 2004 (as amended), each between CTI and Quintiles for development activities related to Pixantrone (collectively, the “Existing Pixantrone Service Agreements”) As part of the governance process, the JOC and the Parties’ Alliance Managers shall regularly track the use and exhaustion of the Service Payments Obligation.

A. PharmaBio Service Invoices. For purposes of this Section 2.2, “PharmaBio Service Invoice” means any invoice submitted to CTI or its Affiliates by PharmaBio, Quintiles or their Affiliates for any services provided by or on behalf of PharmaBio, Quintiles or their Affiliates (“PharmaBio Services”) for or on behalf of CTI or its Affiliates, including any and all associated professional fees. For clarity, services provided by a Third Party on behalf of PharmaBio, Quintiles or their Affiliates shall be eligible for payment under this Section 2.2 except for Third Party pass-through costs incurred by PharmaBio, Quintiles or their Affiliates in providing PharmaBio Services.

B. PharmaBio Services Agreements, Pricing, and Payment Terms. The PharmaBio Services, for which PharmaBio shall pay under its Service Payments Obligation, shall be ordered, priced, and provided pursuant to the terms and conditions of applicable services agreements entered into, or that may be entered into, between PharmaBio, Quintiles or their Affiliates and CTI and its Affiliates, including the Existing Pixantrone Service Agreements. Except with regard to payment of the Service Payments Obligation, nothing in the Transaction Documents shall amend or change any such services agreements and any such services agreement shall otherwise be independent hereof.

ARTICLE III

CTI OBLIGATIONS

3.1 General.

A. Repayment. In consideration for the Financing and the Service Payments Obligation, CTI shall pay to PharmaBio the Royalty Obligation pursuant to Article V.

B. Use of Proceeds. CTI shall use the proceeds of the Financing for general corporate and other purposes as it deems appropriate in its sole discretion.

C. Security Agreement. On the Effective Date, CTI and PolaRx shall deliver to PharmaBio an executed Security Agreement in the form attached hereto as Exhibit 3.1C (the “Security Agreement”).

D. Guaranty. On the Effective Date, PolaRx shall deliver to PharmaBio an executed Guaranty in the form attached hereto as Exhibit 3.1D (the “Guaranty”).

3.2 Outsourced Service Opportunities. During the Term, CTI shall use good faith efforts to notify PharmaBio of any Outsourced Service Opportunities (the “Service Notice”). If PharmaBio or its Affiliate timely notifies CTI of its interest in such Outsourced Service Opportunity in accordance with CTIs standard timing requirements of all companies for such services, then CTI shall make good faith efforts to include PharmaBio or its Affiliate, as applicable, (along with any other Third Party, in CTI’s discretion) in CTI’s bidding process for such Outsourced Service Opportunity. Subject to the foregoing, CTI may enter into an arrangement with any Third Party without restriction for performance of the services described in the Service Notice.

3.3 Product Development Generally.

A. Authority. CTI has sole authority and responsibility for the Product including, but not limited to, regulatory compliance, intellectual property, manufacturing, marketing, clinical development, distribution, sales, and reimbursement with respect thereto.

B. Documentation. CTI shall use commercially reasonable efforts to keep PharmaBio informed of, and provide copies of material data and other primary documents regarding, all material Product developments, including, clinical trial results, FDA and other regulatory communications, intellectual property status, prescription and Net Sales data, and manufacturing and supply information. CTI shall create all development and commercialization plans and provide such documents to PharmaBio’s representatives on the JOC on a timely basis for review.

3.4 Minimum Commitments.

A. Additional Indications. CTI (itself or through its Affiliates or Third Parties) shall use best efforts to pursue expanded label claims for the Product in the Territory for first-line acute promyelocytic leukemia (APL) and refractory multiple myeloma (each, an “Additional Indication”) in accordance with the registration trials plans, protocols, and timelines in CTI’s current development plan, a copy of which has been provided to PharmaBio. CTI shall not have failed to use best efforts as described in this Section 3.4A should it cease pursuing an Additional Indication because data from a clinical trial for such Additional Indication demonstrates that (i) continued pursuit of such Additional Indication is medically unsafe, or (ii) the Product is not efficacious for such Additional Indication, or (iii) the Additional Indication is not commercially viable because the Product is substantially less efficacious or less safe for such Additional Indication than its competitor.

B. Annual Minimum Non-Registration Development Spend. During each Calendar Year of the Term, CTI shall use commercially reasonable efforts to support the Product through non-registration trials (i.e., clinical trials not intended to support an application for marketing or expansion of label claims) and investigator sponsored trials in the Territory. CTI or its Affiliates shall incur at least [*] in costs on such non-registration and investigator sponsored trials for the Territory (the “Annual Minimum Non-Registration Development Spend”) during each Calendar Year of the Term.

C. Annual Minimum Commercialization Spend. During each Calendar Year of the Term, CTI shall use commercially reasonable efforts to support Product marketing and sales efforts in the United States. CTI or its Affiliates shall incur at least [*] of costs directed toward marketing and promotion of the Product in the United States (the “Annual Minimum Marketing Spend”) during each Calendar Year of the Term. For purposes of the foregoing, amounts incurred by CTI or its Affiliates with respect to any marketing or promotional activities shall be counted toward satisfying the Annual Minimum

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Marketing Spend, including: marketing and medical materials, sales promotion materials, market research, medical communication programs, public relations, patient advocacy programs, HCP advisory boards, conventions, scientific symposia, or KOL development activities. For purposes of calculating amounts incurred by CTI or its Affiliates pursuant to this Section 3.4C, CTI shall use its fully-burdened rates as calculated in accordance with GAAP; provided that no more than ten percent (10%) of the costs satisfying an Annual Minimum Marketing Spend may be applicable general and administrative charges (including occupancy charges) allocated thereto, and no amounts incurred with respect to internal headcount and benefits therefor shall be included in the Annual Minimum Marketing Spend.

D. Annual Minimum Promotion Headcount. CTI agrees to have (itself or through one or more Third Parties), during each Calendar Year in the Term an average of [*] full-time equivalents or more promoting the Product in the United States, and CTI shall use commercially reasonable efforts to allocate such minimum full-time equivalents in the following manner: [*] sales representatives, [*] sales managers, [*] medical science liaisons including [*] director, and [*] marketing professional.

E. Consequence. In the event that any of CTI’s requirements, commitments, or obligations set forth above in Sections 3.4A, B, C, or D are not met, then the sole consequence (and PharmaBio’s sole remedy) shall be that the Minimum Payment Amount used to calculate the Minimum Payment Obligation shall increase from Fifty-three Million Dollars (US$53,000,000) to Fifty-eight Million Dollars (US $58,000,000) and, for purposes of the Annual Minimum True-Up Payment calculation in Section 5.7, such Five Million Dollar (US $5,000,000) increase shall increase only the minimum Cumulative Payment Amount in last year of the Royalty Term as described in the chart therein and shall not affect the other minimum Cumulative Payment Amounts in the chart. Should the consequence described in this Section 3.4E be triggered, the Parties will promptly memorialize such event in a document signed by the Parties.

F. Monitoring CTI’s Compliance with Its Obligations under Section 3.4. At each JOC quarterly meeting, the Parties will review CTI’s compliance with its obligations under this Section 3.4, and CTI will keep records demonstrating its compliance or non-compliance with such obligations and will provide or update, as appropriate, such records to PharmaBio prior to each JOC quarterly meeting.

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.5 Additional Covenants and Agreements of CTI Parties.

A. Compliance with Law. CTI shall comply, and shall cause each of its subsidiaries to comply, with all applicable laws in respect of the conduct of its respective business, the ownership of its respective properties, and the Product, except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith does not have, or could not reasonably be expected, in the aggregate, to have, a Material Adverse Effect. CTI and its subsidiaries shall maintain in full force and effect all permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted, except where such failure to maintain such permits, licenses, consents and other governmental or regulatory authorizations and approvals does not have, or could not reasonably be expected, in the aggregate, to have, a Material Adverse Effect.

B. Compliance with Certain Agreements. Each CTI Party shall observe and perform all the conditions and obligations to be observed and performed by it under each contract, license or other agreement relating to the Product, all in accordance with the terms and conditions thereof, including without limitation the SKI Agreement except (i) where the observance or performance therewith is contested in good faith by appropriate proceedings or (ii) where the failure to observe or perform does not have, or could not reasonably be expected, in the aggregate, to have, a Material Adverse Effect. CTI will provide written notice to PharmaBio within five (5) business days of any receipt by any CTI Party of any notice from any of the other parties to such contracts, licenses, or agreements proposing or threatening to terminate any such contract, license, or agreement.

C. Notice of Certain Events. Promptly, and in any event within five (5) business days after CTI obtains knowledge thereof, CTI will notify PharmaBio of (a) the occurrence of any Event of Default, (b) any litigation, proceeding or investigation or other event that does have or could reasonably be expected to have a Material Adverse Effect, (c) any Divestiture Event (including Change of Control) or (d) any Unfavorable Marketing Event.

D. Insurance. Each CTI Party shall maintain insurance of the types and in the amounts that such CTI Party in at least such amounts and against such risks as it has insured against as of the Closing Date.

E. Grant of Rights. During the Term, neither CTI nor PolaRx will grant any right to any Third Party which would conflict with the rights granted to PharmaBio hereunder or enter into any agreement which would impair its ability to perform its obligations under this Agreement.

F. SEC and Other Information. Upon written request, CTI will provide to PharmaBio, within five (5) business days of receipt of such written request, a copy of any publicly available forms, reports or other documents filed by CTI with the SEC if such documents are not available on the Internet free of charge. If for any reason at any time CTI is not required to file annual, quarterly and other periodic reports with the SEC pursuant to the terms of the Securities Exchange Act of 1934, then CTI shall make available at no charge to PharmaBio financial statements no later than the time they would be filed with the SEC if CTI was required to file such annual, quarterly and other periodic reports. Any audited consolidated financial statements and unaudited interim financial statements prepared pursuant to the preceding sentence shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) during the periods involved, and shall fairly present in all material respects the financial position of CTI as of the dates thereof and the results of its operations for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

3.6 Amend the UCC Filing regarding US Bank. CTI agrees to use commercially reasonable efforts to amend, as soon as possible, but no later than January 31, 2005, the UCC filing regarding U.S. Bank National Association to conform such filing to the more limited security interest granted by CTI to U.S. Bank National Association in the documents related to the irrevocable standby letter of credit between CTI and US Bank National Association.

ARTICLE IV

GOVERNANCE

4.1 Joint Oversight Committee. Within thirty (30) days of the Effective Date, the Parties shall form a governance committee (the “Joint Oversight Committee” or “JOC”) in order to exchange information, review and discuss CTI’s plans regarding the Product in the Territory, discuss material Product developments (including, clinical trial results, FDA and other regulatory communications, intellectual property status, prescription and Net Sales data, and manufacturing and supply information), track use of the Service Payments Obligation, and monitor the activities and progress of CTI hereunder (including compliance with Section 3.4 obligations). Each of CTI and PharmaBio shall bear its own costs and expenses arising from its respective activities under this Article IV, including attendance and participation in meetings of the Joint Oversight Committee. The JOC shall have no decision making authority (including no authority to amend or contradict the Transaction Documents), but shall provide a regularly scheduled forum for the Parties to exchange and discuss information regarding the Product and their relationship.

4.2 Membership. The JOC shall include three (3) representatives (including its Primary Contact, as described in Section 4.4 below) appointed by CTI and three (3) representatives (including its Primary Contact) appointed by PharmaBio. CTI and PharmaBio may replace its respective JOC representatives at any time, with prior written notice to the other Party. Upon the reasonable request of a Party, other representatives of such Party may attend JOC meetings as observers, provided that with respect to PharmaBio if such representatives are not its employees, they shall be subject to approval of CTI and confidentiality obligations at least substantially equivalent to those set forth herein.

4.3 Meetings. The JOC shall meet at least once per Calendar Quarter. Such meetings shall, at PharmaBio’s option, be conducted either in person in Seattle or by phone or videoconference. In advance of each such meeting, CTI shall circulate to the JOC representatives the development and commercialization plan for the Product in the Territory or any updates thereto and an agenda of the JOC meeting and any background materials to be discussed.

4.4 Primary Contacts. Within thirty (30) days after the Effective Date, CTI and PharmaBio will each appoint, and notify the other of, a person who will serve as such Party’s main contact to, and for, the other Party with regard to day-to-day matters affecting the Parties’ relationship under this Agreement (each a “Primary Contact”). The Primary Contacts (or their designees) will meet, by phone or in person, as often as they feel necessary to monitor and manage the day-to-day activities of this Agreement. A Party may change its Primary Contact at any time, but will give notice to the other Party of any such change as soon as practical.

ARTICLE V

CTI’S ROYALTY AND PAYMENT OBLIGATIONS

5.1 CTI’s Royalty Obligation to PharmaBio on Net Sales of the Product. In consideration for PharmaBio’s payments in Sections 2.1 and 2.2 (i.e., the Financing and the Service Payments Obligation), CTI shall pay to PharmaBio a royalty (the “Royalty”) on Net Sales during the Royalty Term (the “Royalty Obligation”), on the terms set forth in this Article V.

5.2 Royalty Calculation. The Royalty shall be equal to the percentage(s) of Net Sales of the Product, with such percentage(s) being determined by the cumulative Net Sales range(s) achieved in a given Calendar Year, as provided in the tiered royalty table below. For Net Sales amounts in the cumulative range (for a given Calendar Year) set forth in the first column of the table below, the applicable Royalty percentage for Net Sales within such range is set forth in the corresponding row of the second column of the table below. For purposes of example only, if Net Sales in a Calendar Year were US$60,000,000, then the Royalty on the first US$40,000,000 of such Net Sales would be [*]% of such Net Sales and the Royalty on the remaining US$20,000,000 of such Net Sales would be [*]% of such Net Sales. An illustration of the calculation of the Royalty is set forth in Exhibit 5.2.

Ranges of Cumulative Net Sales Amounts in a Given Calendar Year	Percentage of Net Sales in such Range due as the Royalty
$0 - $40,000,000	[*]%
$40,000,001 - $80,000,000	[*]%
>$80,000,000	[*]%

5.3 Terms and Procedures of Royalty Reporting and Payment. The Royalty shall be calculated and payable by CTI on a Calendar Quarter basis, with the applicable Royalty amount paid to PharmaBio within [*] days after the end of such Calendar Quarter. Royalty payments shall be made in Dollars by wire transfer in immediately available funds to an account designated by PharmaBio. Within [*] days after the end of each Calendar Quarter, CTI shall also deliver to PharmaBio a report setting forth the Net Sales for such Calendar Quarter, the cumulative Net Sales for the Calendar Year as of the end such Calendar Quarter, a detailed description of the calculation of the Royalty owed in respect of Net Sales during such Calendar Quarter (indicating the applicable percentage(s) applied to the Net Sales in such Calendar Quarter), and a breakdown of Net Sales by United States and European Union.

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.4 Record Keeping; Audit Rights. CTI and its Affiliates (and licensees and sublicensees of the Product in the Territory) shall, consistent with GAAP and their respective internal financial control and reporting practices and procedures, keep and maintain for a period of three (3) years from the end of the applicable Calendar Year (except as otherwise provided herein) accounts and records of all data reasonably required to verify CTI’s reports under Section 5.3 and for the verification and calculation of the amounts to be paid to PharmaBio under this Agreement. To the extent that CTI or its Affiliates does not have the right to grant PharmaBio the right to audit its licensees’ and sublicensees’ books and records hereunder, CTI or its Affiliates shall obtain for itself such right and, at the request of the PharmaBio, CTI or its Affiliates shall exercise such audit right with respect to licensee or sublicensee using an auditor reasonably designated by PharmaBio and provide the results of such audit for inspection by PharmaBio pursuant to this Section 5.4. Upon reasonable advance notice, such records shall be made available for inspection and audit at CTI or its Affiliate’s place of business, as applicable, during normal business hours by an independent auditor appointed by PharmaBio and reasonably acceptable to CTI or its Affiliate, as applicable. Such an audit may be conducted once per annum during the Term (and during the Calendar Year thereafter) and solely for the purpose of verifying the accuracy of the reports of CTI under Section 5.3 and payments made to PharmaBio under the Agreement. Such audits will be conducted under conditions which reasonably ensure the confidentiality of information provided to such independent auditor. Audits conducted under this Section 5.4 shall be at the expense of PharmaBio, unless such audit reveals an underpayment of more than seven and one-half percent (7.5%) for the period of the audit, in which case CTI shall reimburse PharmaBio, as described below, for the out-of-pocket costs of such audit, together with the amount of the underpayment plus interest as calculated in Section 5.10, all as described in this Section 5.4 below. All information learned from such audits and the reports provided pursuant to Section 5.4 shall be deemed Confidential Information of CTI.

If the independent auditor’s report shows any underpayment by CTI, CTI will remit to PharmaBio within forty-five (45) days after CTI’s receipt of such report:

(i)	the amount of such underpayment to PharmaBio;

(ii)	interest on such underpayment, which interest will be calculated pursuant to Section 5.10; and

(iii)	if such underpayment exceeds seven and one-half percent (7.5%) of CTI’s total payment owed to PharmaBio for the Calendar Year then being reviewed, the out-of-pocket costs incurred by PharmaBio for the independent auditor’s services.

If the independent auditor’s report shows any overpayment by CTI, PharmaBio will remit to CTI within forty-five (45) days after PharmaBio’ receipt of such report:

(i)	the amount of such overpayment; and

(ii)	interest on such overpayment, which interest will be calculated pursuant to Section 5.10.

The CTI Parties agree to include in any license or sublicense regarding the Product in the Territory a provision requiring the licensee and sublicensee to keep and maintain, in accordance with this Section, records of Net Sales and to grant access, in accordance with this Section, to such records to the independent certified public accountant selected by PharmaBio.

5.5 Maximum Royalty Obligation. Notwithstanding anything in this Agreement to the contrary, CTI shall have no obligation to pay, and PharmaBio shall not be entitled to receive from CTI, more than Sixty-nine Million Dollars (US$69,000,000) (the “Maximum Royalty Amount”) hereunder from the sum of (a) Royalty payments, (b) Annual Minimum True-up Payments (described in Section 5.7 below) and (c) the Minimum Payment Obligation payment (described in Section 5.6 below).

5.6 Minimum Payment Obligation. PharmaBio shall be entitled to receive aggregate payments under this Article V of not less than the Minimum Payment Amount. If the sum of the aggregate Royalty payments received by PharmaBio pursuant to Section 5.2 in respect of Net Sales during the Royalty Term plus, if applicable, any Annual Minimum True-up Payments received by PharmaBio (see Section 5.7 below), is less than the Minimum Payment Amount, then CTI shall pay PharmaBio, no later than February 28, 2011, the difference between the Minimum Payment Amount and such sum (the “Minimum Payment Obligation”). The Minimum Payment Obligation shall be payable by CTI to PharmaBio independent, and regardless, of the actual Net Sales during the Royalty Term, other circumstances including any occurrence of any Unfavorable Marketing Event (as described in Section 8.3), or CTI’s financial or corporate status.

5.7 Annual Minimum True-up Payments. For the end of each Calendar Year set forth in the first column in the table below, the “Cumulative Payment Amount” shall be defined as the sum of (a) all Royalty payments received by PharmaBio under the Agreement prior to such date (or payable to PharmaBio for the Fourth Calendar Quarter of such Calendar Year) pursuant to Section 5.2 plus (b) any Annual Minimum True-Up Payments received by PharmaBio for a prior Calendar Year in the Royalty Term. If the Cumulative Payment Amount as of the end of each Calendar Year indicated in the table below is less than the minimum Cumulative Payment Amount set forth immediately to the right of such Calendar Year in the table below (such difference, the “Cumulative Payment Shortfall”), then CTI shall pay PharmaBio, no later than February 28th following the end of such Calendar Year, an amount equal to the Cumulative Payment Shortfall for such Calendar Year (an “Annual Minimum True-Up Payment”). As a result of the foregoing, PharmaBio shall receive no less than the Minimum Payment Amount by February 28, 2011. For purposes of clarification, the Parties do not intend for Sections 5.6 and 5.7, when read together, to imply that PharmaBio is or could be entitled to receive two Minimum Payment Amounts from CTI. To the extent there is a Cumulative Payment Shortfall in a Calendar Year during the Royalty Term, the Annual Minimum True-up Payment shall be payable by CTI to PharmaBio independent, and regardless, of the actual Net Sales during such year, other circumstances, or CTI’s financial or corporate status. An illustration of the calculation of the Royalty is set forth in Exhibit 5.7.

To avoid confusion, any Royalty due and payable to PharmaBio under Section 5.2 for the Fourth Calendar Quarter of the applicable Calendar Year remains unaffected by this Section 5.7 and is due and payable in accordance with the terms and conditions described earlier. However, for purposes of the Parties’ calculation under this Section 5.7 only, such amount shall be considered received as of the applicable December 31 of such Calendar Year.

Calendar Year Ended	Minimum Cumulative Payment Amount
December 31, 2006	$10,600,000
December 31, 2007	$23,000,000
December 31, 2008	$34,500,000
December 31, 2009	$43,500,000
December 31, 2010	The Minimum Payment Amount

5.8 Currency Conversion. If any currency conversion shall be required in connection with calculating Net Sales, such conversion shall be made by using the exchange rates used by the CTI Parties in calculating their own revenues for financial reporting purposes.

5.9 Taxes. Any withholding or other tax that is required by law to be withheld on behalf of PharmaBio with respect to payments owed by CTI pursuant to this Agreement shall be deducted by CTI from such payment prior to remittance. CTI shall promptly furnish PharmaBio evidence of any such taxes withheld.

5.10 Interest. In the event a payment under this Agreement is not made when due, such outstanding payment will accrue interest (from the date such payment is due through and including the date upon which full payment is made) at the annual rate equal to two percent (2%) plus the Prime Rate on the date when the payment was due or the date the payment is made, whichever is greater, and calculated daily on the basis of a 360-day year. Payment of accrued interest will accompany payment of the outstanding payment. “Prime Rate” means the prime rate as reported in The Wall Street Journal, Eastern U.S. Edition, on the date such payment is due.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1 Confidential Information. Except as expressly provided herein, each Party agrees that, for the Term and for seven (7) years thereafter, it will not publish or otherwise disclose, and shall not use for any purpose except to fulfill its rights and satisfy its obligations under the Transaction Documents, any information furnished to it by or on behalf of the other Party or its Affiliates pursuant to the Transaction Documents or that certain Confidential Disclosure Agreement between CTI and PharmaBio dated September 1, 2004, as amended (the “Confidentiality Agreement”), which information (i) is of the nature that is typically known to be of a confidential nature or (ii) if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as confidential or proprietary within thirty (30) days after the initial disclosure thereof (collectively, “Confidential Information”). Notwithstanding the foregoing, a Party’s Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:

A. was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

B. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

C. became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

D. was subsequently lawfully disclosed to the receiving Party by a Person having no obligation to the disclosing Party or its Affiliates.

6.2 Permitted Disclosures. Notwithstanding the provisions of Section 6.1, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is necessary to comply with an order or subpoena from a court of competent jurisdiction or applicable laws or governmental regulations, or to submit information to tax or other governmental authorities; provided that if a receiving Party is required to make any such disclosure of Confidential Information, to the extent it may legally do so, it shall give reasonable advance notice to other Party of such disclosure and, at such other Party’s reasonable request and expense, the compelled Party shall use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). In addition, a Party may disclose the other Party’s Confidential Information (i) to advisors, investors, employees, directors, Affiliates, and Third Parties on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) to Third Parties, in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (iii) to Third Parties, in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like.

6.3 Terms of Agreement/Press Release. Except to the extent allowed under Section 6.2 or as otherwise permitted in accordance with this Section 6.3, neither Party shall make any public announcements concerning this Agreement or the terms hereof, without the prior written consent of the other Party. The Parties agree that they will each treat the contents and terms of this Agreement and the consideration for this Agreement as Confidential Information of the other Party. The Parties acknowledge that CTI is required (and that PharmaBio’s parent may be required as well) to file or disclose this Agreement with the SEC and, subject to the exceptions set forth in this Agreement, the Parties agree not to publicly disclose the terms of, or circumstances surrounding, this Agreement to Third Parties outside of details contained in such filing(s) or in a joint press release in the form attached as Exhibit 6.3. CTI and PharmaBio agree to use reasonable efforts to provide the other with a copy of any proposed SEC filing regarding the Agreement to review prior to filing and to consider any comments of the other Party in good faith. To the extent either Party has to file or disclose this Agreement with the SEC, it shall consider in good faith the other Party’s comments with respect to confidential treatment of the Agreement’s terms.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1 Mutual Representations and Warranties. CTI, PolaRx and PharmaBio each represents and warrants solely with respect to itself to the other as of the Effective Date that: (a) it is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation; (b) it is duly qualified as a corporation and in good standing in each jurisdiction where the failure to be so qualified or in good standing has or could reasonably be expected to have a Material Adverse Effect; (c) the execution, delivery and performance of this Agreement by it is within its corporate power and has been duly authorized by all necessary action on its part; (d) the execution, delivery and performance by it of the Transaction Documents to which it is a party do not and shall not (i) violate any provision of its articles of incorporation or bylaws or any law or governmental rule or regulation applicable to it, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement to which it is a party or by which its assets are bound, (iii) result in or require the creation or imposition of any lien upon any of its properties or assets (other than pursuant to the Transaction Documents), (in each case, except for such breaches, conflicts or defaults that do not have or are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect), or (iv) require or be subject to any consent or approval of any Third Party or governmental entity whether under any agreement or otherwise, except where failure to obtain such consent or approval does not result in, or is not reasonably likely to result in, a Material Adverse Effect; and (e) each Transaction Document to which it is a party has been duly executed and delivered and is the legally valid and binding obligation, enforceable against it in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.2 Additional PharmaBio Securities Laws Representations and Warranties.

A. General. With respect to the Shares that may become issuable to PharmaBio pursuant to Section 8.6B hereof, PharmaBio hereby represents and warrants to CTI as follows (and such representations and warranties shall survive the Closing Date):

(1) Investment Purpose. PharmaBio is acquiring the Shares for its own account as principal for investment purposes only and not with a present view towards or for the public sale or distribution thereof, in whole or in part, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the “Securities Act”), and no other Person except Quintiles has a direct or indirect beneficial interest in such Shares.

(2) Accredited Investor Status. PharmaBio acknowledges its understanding that the issuance of the Shares is intended to be exempt from registration under the Securities Act by virtue of Rule 506 of Regulation D. In furtherance thereof, PharmaBio represents and warrants to CTI that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D and has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

B. Prior Investment Experience. PharmaBio hereby acknowledges and represents that (i) it has prior investment experience, including investment in equity securities which are non-listed, unregistered and/or not traded on the Nasdaq National or SmallCap Market, a national stock exchange nor on the NASD’s automated quotation system for actively traded stocks, or it has employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by CTI to PharmaBio and to evaluate the merits and risks of such an equity position on its behalf; (ii) it recognizes the highly speculative nature of Shares; and (iii) it is able to bear the economic risk which it hereby assumes. PharmaBio hereby represents that it, either by reason of its business or financial experience or the business or financial experience of its professional advisors, has the capacity to protect its own interests in connection with the transaction contemplated hereby.

C. Reliance on Exemptions. PharmaBio understands that the Shares are to be issued to it in reliance upon Rule 506 of Regulation D thereunder as a specific exemption from the registration requirements of United States federal and state securities laws and that CTI is relying upon the truth and accuracy of, and PharmaBio’s compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of PharmaBio set forth herein in order to determine the availability of such exemptions and the eligibility of PharmaBio to acquire the Shares.

D. Acknowledgement of Risks. PharmaBio recognizes that the acquisition of Shares involves a high degree of risk including, but not limited to, the following: (i) CTI remains a development stage business with limited operating history and requires substantial funds in addition to the Debt Financing and Service Payments; (ii) an equity position in CTI is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in CTI and the Shares; (iii) PharmaBio may not be able to liquidate the Shares; (iv) transferability of the Shares is extremely limited; (v) in the event of a disposition of the Shares, PharmaBio could a sustain the loss of its entire value; and (vi) CTI has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future.

E. Information. PharmaBio and its advisors, if any, have been furnished with all materials relating to certain of the business, finances and operations of CTI and materials relating to the transfer of the Shares which have been requested by PharmaBio or its advisors. PharmaBio and its advisors, if any, have been afforded the opportunity to ask questions of CTI and have received what PharmaBio believes to be satisfactory answers to any such inquiries. PharmaBio has not been furnished any other offering literature or prospectus except as mentioned herein. PharmaBio has not been furnished with any oral representation or oral information in connection with the offering of the Shares which is not contained in the Transaction Documents.

F. Governmental Review. PharmaBio understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

G. Transfer or Resale. PharmaBio understands that (i) except as provided in the Registration Rights Agreement between CTI and PharmaBio of even date herewith (the “Registration Rights Agreement”), the Shares have not been and are not being registered under the

Securities Act or any applicable state securities laws, and may not be transferred unless (1) subsequently included in an effective registration statement thereunder, (2) PharmaBio shall have delivered to CTI an opinion of counsel (which opinion shall be reasonably satisfactory to CTI) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (3) sold pursuant to Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”); (ii) any sale of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if Rule 144 is not applicable, any resale of such Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) and may require compliance with some other exemption under the Securities Act or the rules and regulations promulgated by the SEC thereunder; and (iii) neither CTI nor any other Person is under any obligation to register such Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

H. Legends. PharmaBio understands that until such time as the Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement, the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

(1) The following legend under the Securities Act: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS CTI HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO CTI AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(2) The Shares shall not contain the legend set forth above at any time while a registration statement filed pursuant to the Registration Rights Agreement is effective under the Securities Act or, in the event there is not such an effective registration statement, at such time, in the opinion of counsel to CTI, such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). CTI agrees that, in the event any Shares are issued with a legend in accordance with this Section 7.2H, it shall, within three (3) trading days after request therefor by PharmaBio, provide PharmaBio with a certificate or certificates representing such Shares, free from such legend at such time as such legend would not have been required under this Section 7.2H had such issuance occurred on the date of such request.

I. No Legal, Tax or Investment Advice. PharmaBio understands that nothing in this Agreement or any other materials presented to PharmaBio in connection with the acquisition of the Shares constitutes legal, tax or investment advice. PharmaBio has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with this Agreement and all exhibits hereto and the transactions contemplated herein and therein.

J. Residency. PharmaBio is a company organized under the laws of the State of North Carolina.

K. Confirmation of Representations and Warranties. To the extent CTI deems necessary, PharmaBio shall confirm the representations and warranties set forth in this Section 7.2 in writing immediately prior to any issuance of the Shares.

7.3 Additional Representations and Warranties of CTI Parties. CTI and PolaRx make the following representations and warranties to PharmaBio as of the Effective Date, in each case with the representations and warranties being qualified by the disclosures in those reports and statements filed by CTI with the SEC prior to the Effective Date (collectively, the “SEC Reports”):

A. Intellectual Property. To the knowledge of CTI, CTI and each of its subsidiaries owns or has valid and enforceable rights to use all Intellectual Property (as defined in the Security Agreement) used in the conduct of their respective businesses with regard to the Product in the Territory, including without limitation the Intellectual Property used or held for use to develop, commercialize, market, make, import, and distribute the Product in the Territory (collectively, the “CTI Intellectual Property”). To the knowledge of CTI, the development, manufacture, sale, offer for sale use or importation of the Product does not infringe, misappropriate or misuse any Intellectual Property owned by a Third Party, and neither CTI nor any of its subsidiaries has received notice or other communication of any actual or alleged infringement, misappropriation or unauthorized use of a Third Party’s Intellectual Property by CTI or any of its Affiliates with respect to the Product. To the knowledge of CTI, no Third Party is infringing, misappropriating or making any unauthorized use of any CTI Intellectual Property. Neither CTI nor any of its subsidiaries has entered into any agreement or arrangement, and neither CTI nor any of its subsidiaries is subject to any judgment, order or decree of any court or governmental or regulatory body, limiting the ability of CTI or its subsidiaries to exploit freely the CTI Intellectual Property or to transact business in any market in the Territory with any Third Party. There is no pending or, to the knowledge of CTI, threatened action, claim, suit, proceeding, investigation or arbitration before any court or any governmental or regulatory body challenging the validity, scope, ownership, or right to use the CTI Intellectual Property. There are no actions, claims, suits or proceedings by CTI or any of its subsidiaries against any Third Party regarding the CTI Intellectual Property or the Intellectual Property of such Third Party. CTI is not aware of any Intellectual Property owned or controlled by any Third Party, or of any facts, circumstances or events, that would materially impair or prevent CTI or its subsidiaries from developing, commercializing, marketing, making, importing, and distributing the Product in the Territory.

B. Compliance with Law. Each of CTI and its subsidiaries is in compliance in with all applicable laws in respect of the conduct of its respective business, the ownership of its respective properties, and the Product, except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith does not have, or could not reasonably be expected, in the aggregate, to have, a Material Adverse Effect. Each of CTI and its subsidiaries has all permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its respective business as now being conducted in all material respects, except where non-compliance therewith does not have, or could not reasonably be expected, in the aggregate, to have, a Material Adverse Effect.

C. FDA and Regulatory Matters. (a) CTI has (i) complied in all respects with all applicable laws in its preparation and submission of the Product Registrations for the Product in the Territory and in conducting the related clinical trials, except where non-compliance therewith does not have, or could not reasonably be expected, in the aggregate, to have, a Material Adverse Effect and (ii) has not committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority or other Governmental Entity to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. The Product Registrations listed on Schedule IV to the Security Agreement relating to the Product and Product Registration No. MAA: EU/1/02/204/001 are valid and in full force and effect.

(b) Neither CTI nor PolaRx is or has been (i) debarred by the FDA; (ii) debarred, excluded, suspended, or otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid or in federal procurement and non-procurement programs; (iii) a party to a settlement, consent, or similar agreement with the FDA, Office of Inspector General, or U.S. District Attorney regarding the promotion or marketing of the Product; or (iv) convicted of violating federal or state law as a result of its promotion or marketing of the Product.

(c) The Product has been duly designated as an “orphan drug” by the FDA under applicable law, and such designation extends until September 25, 2007. CTI has no knowledge of any facts, circumstances or events that may have the effect of terminating or impairing such designation.

D. No Litigation or Other Actions. Other than the current inquiry by the U.S. attorney in the western district of Washington state regarding promotional practices for the Product, there are no legal or governmental proceedings, investigations, actions, suits or arbitrations pending or threatened to which CTI or any of its subsidiaries is or could be a party or to which any of their respective property is or could be subject that might result, singularly or in the aggregate, in a Material Adverse Effect.

E. Absence of Undisclosed Liabilities. Neither CTI nor any of its subsidiaries have any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, arising out of transactions entered into, or any state of facts or circumstances existing on or prior to the date of this Agreement, that would be required under GAAP to be reported on the balance sheet of CTI, other than liabilities and obligations arising in the ordinary course of business after December 31, 2003, which do not have a Material Adverse Effect.

F. Absence of Changes. Since September 30, 2004, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

G. No Liens. Except Permitted Liens, no Liens (as defined in the Security Agreement) exist or are in effect upon or with respect to the Collateral.

H. Compliance with Certain Agreements. Each of the material contracts, licenses or other agreements relating primarily to the Products (including without limitation the SKI Agreement) is in full force and effect in all material respects, and each of the CTI Parties has in all material respects performed all its respective obligations required to be performed by such CTI Party under such agreements, has received no notice of breach or default, and, to each of their knowledge, neither CTI Party nor any other party to such agreements is in breach or default under such agreements in any material respect.

I. Insurance. Each CTI Party maintains insurance of the types and in the amounts that such CTI Party believes is adequate for its business.

J. Shares. Upon the issuance of the Shares pursuant to Section 8.6B, all of the Shares will be duly authorized, duly issued and outstanding, fully paid and nonassessable, and free from taxes, liens or charges (other than taxes, liens or charges created by or with respect to PharmaBio).

7.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VIII

TERM; CHANGE OF CONTROL AND EVENTS OF DEFAULT

8.1 Term of Agreement. This Agreement shall commence on the Effective Date and expire on the Expiration Date.

8.2 Change of Control of CTI. If CTI undergoes a Change of Control during the Term, then CTI will pay PharmaBio, on or before the date of the Change of Control becomes effective, the Termination Payment to compensate PharmaBio fully for its remaining Royalty interest in the Product (including the Minimum Payment Obligation). To the extent the Termination Payment is not fully paid by CTI prior to or upon the date such Change of Control becomes effective, CTI’s acquiror or successor, if applicable in such Change of Control, will be jointly responsible with CTI as of the date of such Change of Control becomes effective for CTI’s payment of the Termination Payment to PharmaBio upon such Change of Control. CTI will provide notice to PharmaBio of a pending Change of Control reasonably in advance of (taking into consideration the circumstances of such transaction) the date such Change of Control becomes effective. For purposes of calculating the Termination Payment, under this Section 8.2, a Change of Control will be considered a Divestiture Event for purposes of Section 8.6B.

Without limiting the foregoing, PharmaBio and CTI acknowledge that there may be circumstances under which the Parties may have an interest in continuing this Agreement rather than terminating it in connection with a Change of Control. Any such continuation would be pursuant to a definitive assignment or other agreement on mutually satisfactory terms and conditions. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT THE PARTIES ARE UNDER NO OBLIGATION TO DISCUSS OR NEGOTIATE ANY SUCH CONTINUATION AND NO PARTY SHALL HAVE ANY LIABILITY AS A RESULT OF A FAILURE TO SO DISCUSS OR NEGOTIATE OR FAILURE TO AGREE ON THE TERMS AND CONDITIONS OF SUCH A CONTINUATION, IN EACH CASE FOR ANY REASON.

8.3 Unfavorable Marketing Event or FDA Market Withdrawal. During the Term for so long as (i) an Unfavorable Marketing Event exists or (ii) CTI removes or withdraws, or is required by the FDA or other competent governmental authority to remove or withdraw the Product from the market in the Territory for safety reasons, CTI shall pay PharmaBio [*] days after each Calendar Quarter the greater of (A) the Royalty (as calculated on actual Net Sales in accordance with Section 5.2) for such Calendar Quarter or (B) [*] of the applicable minimum Cumulative Payment Amount (set forth in the table in Section 5.7) until such time the condition described in clause (i) or (ii) of this Section 8.3 above no longer exists.

8.4 Events of Default. As used herein, “Event of Default” means any of the following conditions or events occur:

A. CTI’s failure to pay any amount it owes under this Agreement when due and fifteen (15) days have elapsed following receipt by CTI of written notice from PharmaBio of such non-payment without cure thereof;

B. CTI or PolaRx is (i) debarred by the FDA; (ii) debarred, excluded, suspended, or otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid or in federal procurement and non-procurement programs; (iii) a party to a settlement, consent, or similar agreement with the FDA, Office of Inspector General, or U.S. District Attorney regarding the promotion or marketing of the Product with a fine greater than US$20,000,000 or the Product is permanently removed from the Territory due to CTI’s promotional actions; or (iv) convicted of violating federal or state law as a result of its promotion or marketing of the Product and the Product is permanently removed from the Territory;

C. Termination of the SKI Agreement;

D. CTI fails to perform or comply with any material agreement or covenant (other than those set forth in Sections 3.4(A) – 3.4(D) or covered by Section 8.4A above) made by CTI under any Transaction Document and such failure to perform or comply is not cured in thirty (30) days after receipt of written notice from PharmaBio of such non-performance or non-compliance;

E. Any representation or warranty made by CTI under this Agreement proves to have been untrue or incorrect in any material respect when made;

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

F. CTI breaches or defaults under the terms of any debt or other obligation in an amount of US$15,000,000 or more and the holder of such debt or obligation causes such debt or obligation to become due prior to its stated maturity;

G. CTI or PolaRx (i) commences a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) files a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consents to or fails to contest within sixty (60) days and in appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) applies for or consents to, or fails to contest within sixty (60) days and in appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, (v) admits in writing its inability to pay its debts as they become due, (vi) makes a general assignment for the benefit of creditors, or (vii) takes any corporate action for the purpose of authorizing any of the foregoing; or

H. A case or other proceeding shall be commenced against CTI or PolaRx in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for CTI, PolaRx or any of their subsidiaries or for all or any substantial part of their respective assets; and under either clause (i) or (ii) above, such case or proceeding has continued without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

I. CTI ceases to own all of the outstanding capital stock of PolaRx, except in the event where PolaRx merges into CTI and CTI is the surviving entity.

J. The Security Agreement or Guaranty ceases to be in full force and effect.

8.5 Remedies.

A. Sublicense to PharmaBio. Subject to the terms and conditions of this Agreement, PolaRx hereby grants to PharmaBio an exclusive sublicense under all of PolaRx’s interest in the Patent Rights, Licensed Processes and Licensed Products (as each such term is defined in the SKI Agreement, and including associated know how), to the fullest extent allowed pursuant the SKI Agreement and subject to the terms and conditions therein, solely as required for the manufacture, sale, offer for sale, use or importation of Products in the Territory (the “Sublicense”). Notwithstanding the foregoing, PharmaBio hereby covenants and agrees only to exercise the Sublicense solely during the existence of an Event of Default and to the extent necessary to satisfy the CTI Parties’ obligations to PharmaBio hereunder. For clarity with respect to a particular Event of Default, the Sublicense shall only be exercisable until the earlier of: (i) the receipt by PharmaBio of all Royalty Obligations or the Termination Payment, as applicable, hereunder or (ii) the cure or waiver of the applicable Event of Default, provided that in the case of this clause (ii) that PharmaBio has not incurred material expenses or taken on uncancellable obligations in connection with the exercise of the Sublicense, in which case the Sublicense shall be exercise able until the condition in clause (i) is met or CTI reimburses PharmaBio for such expenses or agrees to take assignment of such obligations, if assignable.

B. Additional Remedies in Event of Default. Upon the occurrence and during the continuance of any Event of Default, (a) PharmaBio shall have the right to declare any unpaid amount of the Minimum Payment Obligation to be immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; (b) PharmaBio shall have the rights set forth in the Security Agreement; and (c) PharmaBio may elect to terminate any remaining portion of its Service Payments Obligation.

8.6 Divestiture and Termination Payment.

A. CTI or PolaRx Divest their Product Rights or Assets. At any time during the Term, the CTI Parties may assign, sell, license, sublicense, or otherwise transfer any of their respective rights and assets regarding the Product in the Territory to any person without PharmaBio’s consent. However, if as a result of such transaction the CTI Parties do not retain primary responsibility for the regulatory compliance, marketing, and promotion of the Product in the Territory (such a transaction, a “Divestiture Event”), then CTI will pay PharmaBio, on or before the date of the Divestiture Event becomes effective, the Termination Payment to compensate PharmaBio fully for its remaining Royalty interest in the Product (including the Minimum Payment Obligation). To the extent the Termination Payment is not fully paid by CTI prior to or upon the date such Divestiture Event becomes effective, the other party in such Divestiture Event will be jointly responsible with CTI as of the date of such Divestiture Event for CTI’s payment of the Termination Payment to PharmaBio for such Divestiture Event. CTI will provide notice to PharmaBio of a pending Divestiture Event reasonably in advance of (taking into consideration the circumstances of such transaction) the date of such Divestiture Event becomes effective.

Without limiting the foregoing, PharmaBio and CTI acknowledge that there may be circumstances under which the Parties may have an interest in continuing this Agreement rather than terminating it in connection with a Divestiture Event. Any such continuation would be pursuant to a definitive assignment or other agreement on mutually satisfactory terms and conditions. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT THE PARTIES ARE UNDER NO OBLIGATION TO DISCUSS OR NEGOTIATE ANY SUCH CONTINUATION AND NO PARTY SHALL HAVE ANY LIABILITY AS A RESULT OF A FAILURE TO SO DISCUSS OR NEGOTIATE OR FAILURE TO AGREE ON THE TERMS AND CONDITIONS OF SUCH A CONTINUATION, IN EACH CASE FOR ANY REASON.

B. Calculation of Termination Payment Upon a Divestiture Event. As set forth below, the amount of the payment (and even the composition of it) calculated in accordance with this Section 8.6B (the “Termination Payment”) can fluctuate due to the timing of the triggering Divestiture Event and the amount of Royalties (including Annual Minimum True-up Payments) received by PharmaBio prior to such triggering event, but the purpose of the Termination Payment is to ensure that PharmaBio has received at least a cumulative [*] internal rate of return under the Agreement as of the effective date of the Divestiture Event, but no less than Forty Million Dollars (US $40,000,000).

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(1) Divestiture in CY 2005. If the effective date of a Divestiture Event occurs during Calendar Year 2005, then the Termination Payment payable to PharmaBio shall be equal to (i) [*] minus any and all Royalties (including Annual Minimum True-up Payments) received by PharmaBio prior to the effective date of such Divestiture Event, payable via a wire transfer in immediately available funds and (ii) an additional Two Million Five Hundred Thousand Dollars (US$2,500,000), payable via a wire transfer in immediately available funds or in shares of CTI common stock, at CTI’s sole election ((ii), the “Elective Portion”). If the Elective Portion is to be paid in shares of CTI common stock, then CTI shall issue a number of shares equal to Two Million Five Hundred Thousand Dollars (US$2,500,000) divided by the Applicable Share Price (as defined below) (the “Shares”). The “Applicable Share Price” for the Shares would be the average trading price of CTI’s common stock during the thirty (30) Trading Days immediately preceding the effective date of the Divestiture Event triggering the Termination Payment. In addition, the Shares shall be subject to the terms set forth in the Registration Rights Agreement. The Shares, if and when issued, shall be duly authorized, duly and validly issued and outstanding, fully paid and nonassessable, and free from taxes, liens or charges. If the triggering event for the Termination Payment under this subsection is a Change of Control and, as a result of such Change of Control, CTI’s common stock is no longer publicly traded, then CTI shall not have the ability to make payment of the Elective Portion in stock, and the Elective Portion shall instead be paid via a wire transfer in immediately available funds. “Trading Day” shall mean a day on which trading of the common stock of CTI occurs on the Nasdaq Stock Market or such other national stock exchange or over-the-counter trading market on which CTI’s common stock is then listed for trading. Further, in the event a Divestiture Event occurs during Calendar Year 2005, the cash portion of the Termination Payment shall be placed, as of the effective of the Divestiture Event, in an interest-bearing deposit account with a bank located in the United States designated by PharmaBio and reasonably acceptable to CTI pursuant an escrow agreement mutually acceptable to CTI and PharmaBio, and on December 31, 2005 the principal thereof shall be paid to PharmaBio and any interest shall be paid to CTI (or its designee). The only condition to the payment of such principal and interest under the escrow agreement shall be the arrival of December 31, 2005. For clarity, PharmaBio’s security interest in and to the Collateral shall be terminated as of the placement of the Termination Payment into such escrow under the conditions described in the immediately prior sentence.

(2) Divestiture in Q1 2006. If the effective date of a Divestiture Event occurs during the First Calendar Quarter of Calendar Year 2006, then the Termination Payment payable to PharmaBio shall be equal to [*] minus any and all Royalties (including Annual Minimum True-up Payments) received by PharmaBio prior to the effective date of such Divestiture Event, payable in cash.

(3) Divestiture after Q1 2006. If the effective date of a Divestiture Event occurs after the First Calendar Quarter of Calendar Year 2006, then to calculate the Termination Payment, the “Month End Required IRR Balance” (as defined below) will be calculated for each calendar month, beginning with April 2006, through the month in which PharmaBio receives the Termination Payment. The amount of the Termination Payment will be equal to the “Month End Required IRR Balance” of the month in which the effective date of the Divestiture Event occurs. However, if such Month End Required IRR Balance is zero or a negative amount, then the Termination Payment will be zero dollars (US$0). An example of the calculation of the Termination Payment with respect to a Divestiture Event occurring after the First Calendar Quarter of Calendar Year 2006 is set forth on Exhibit 8.6B.

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Month End Required IRR Balance” = (IRR Balance x Future Value Factor) – (Royalties and Annual Minimum True-Up Payments received that month)

“Future Value Factor” = [*]

“IRR Balance” means, for April 2006, [*] (i.e., [*] x [*]). After April 2006, the “IRR Balance” will be the Month End Required IRR Balance for the then-preceding month.

ARTICLE IX

INDEMNIFICATION

9.1 General. The CTI Parties hereby agree to indemnify, defend and hold PharmaBio, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) arising out of claims, suits, actions or demands, in each case brought by a Third Party or settlements or judgments arising therefrom (including personal injury, products liability and intellectual property infringement or misappropriation claims) (each a “Claim”) as a result of (1) this Agreement, (2) CTI’s or a CTI Affiliate’s, licensee’s, sublicensee’s, agent’s or contractor’s development, promotion, marketing, handling, manufacture, packaging, labeling, storage, distribution, transport, use, or sale or other disposition of the Product, (3) a CTI Party’s breach of an obligation, agreement, condition, covenant, representation, or warranty of such CTI Party in the Transaction Documents, or (4) the negligence, recklessness, intentional wrongful acts or omissions of any CTI Party, Affiliate, licensee, sublicense, or contractor or any of their respective directors, employees or agents; provided, however, that (i) the CTI Parties’ obligations pursuant to this Article IX shall not apply to the extent such Claims result from the negligence, recklessness, or intentional wrongful acts or omissions of any of the Indemnitees, or the breach of the terms and conditions of this Agreement by any of the Indemnitees, including the representations and warranties made by PharmaBio in Article VII.

9.2 Procedure. An Indemnitee shall give prompt written notification to CTI of any Claim for which indemnification pursuant to this Article IX may be sought; provided, however, that no delay on the part of the Indemnitee in notifying CTI shall relieve CTI of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. An Indemnitee shall reasonably cooperate with CTI, at CTI’s expense, in the defense of such Claim. Within thirty (30) days after delivery of such notification, CTI may, upon written notice thereof to the Indemnitee, assume control of the defense of such Claim provided CTI acknowledges in writing to the Indemnitee that any damages, fines, costs or other liabilities that may be assessed against the Indemnitee in connection with such Claim shall be entitled to indemnification pursuant to this Article IX. If CTI does not so assume control of such defense, the Indemnitee shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

defense thereof. The Indemnitee shall not agree to any settlement of such Claim without the prior written consent of CTI, which shall not be unreasonably withheld. Similarly, CTI shall not agree to any settlement of such Claim without the prior written consent of the Indemnitee, which shall not be unreasonably withheld. Indemnitees will be entitled to enforce this Article IX as if a Party to this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. This Agreement shall be subject to the laws of the State of Washington, as applied to agreements executed and performed entirely in Washington, without regard to conflicts of law rules.

10.2 Dispute Resolution.

A. First-Level Escalation. Any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof shall be first be submitted to the chief executive officers (or a senior executive direct report) of CTI and PharmaBio for attempted resolution. In such case, the chief executive officers (or their designees) shall meet as soon as practicable, as reasonably requested by either Party to discuss such dispute.

B. Arbitration. If any dispute is not resolved within thirty (30) days after submission of such dispute for resolution under Section 10.2A, either Party may at any time thereafter provide the other Party written notice specifying such dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings pursuant to this Section 10.2B. In such case such dispute shall be finally settled under the rules set forth in the Commercial Dispute Resolution Procedures of the Arbitration of American Arbitration Association (the “Rules”) then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those Rules; provided however if the Parties mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator. The award rendered shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction. The place of arbitration shall be in San Francisco, California. The law of the State of Washington shall be applied as set forth in Section 10.1. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrators. Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrators may in their discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

10.3 Limitation on Liability. EXCEPT FOR BREACH OF SECTION 6.1 OR AS PROVIDED IN ARTICLE IX, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES.

10.4 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

10.5 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, that (1) this Agreement may be assigned by CTI in accordance with Section 8.2; (2) this Agreement may be assigned by the CTI Parties in accordance with Section 8.6A; (3) any Party may assign this Agreement, in whole or in part, to any of its Affiliates (while such entity remains an Affiliate) if such Party guarantees the performance of this Agreement by such Affiliate and such Affiliate expressly agrees to assume such performance, both guarantee and assumption in a writing in form and substance reasonably satisfactory to the other Party; and (4) PharmaBio may assign this Agreement to (i) a Person that acquires all or substantially of its assets or (ii) if PharmaBio is a party to a merger, consolidation, share exchange, business combination or similar transaction and is not the surviving entity, to the surviving or new entity from such transaction; and (5) any Party may assign its rights, if any, to receive payments under the Transaction Documents (and the rights to enforce such rights to payment) to any Person. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns. Any assignment or attempted assignment not in accordance with this Section 10.5 shall be null and void.

10.6 Notices. All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by international express courier service (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to following addresses of the Parties, or such other address as may be specified in writing to the other Party:

If to the CTI Parties:

Cell Therapeutics, Inc.
501 Elliott Avenue West, Suite 400
Seattle, WA 98119
Attn: Legal Affairs
Fax: +(206) 272-4397

With a copy to:

Wilson Sonsini Goodrich & Rosati

One Market

Spear Street Tower

Suite 3300

San Francisco, CA 94105

Attn: Michael Kennedy, Esq.

Fax: +(415) 947-2099

Email: mkennedy@wsgr.com

If to PharmaBio:

PharmaBio Development, Inc.

4709 Creekstone Drive

Suite 200

Durham, NC 27703

Attn: General Counsel

Fax: (919) 998-2542

10.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall be interpreted so as to require a Party to violate any applicable laws, rules or regulations.

10.8 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, shall be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

10.9 Entire Agreement. The Transaction Documents (including the exhibits and schedules thereto) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties (including the Confidentiality Agreement). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth in the Transaction Documents. No subsequent alteration, amendment, change or addition to any Transaction Document shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.10 Third Party Beneficiaries. Except with regard to Indemnitees under Article IX, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

10.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(vi) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (ix) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement law thereof; and (x) all references to “Dollars” or “$” shall mean the official currency of the United States of America.

10.12 No Implied Licenses. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted, and all other rights to each Party’s respective technologies and intellectual property rights are expressly reserved to the Party owning or controlling such technologies and intellectual property rights.

10.13 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

10.14 Survival. The rights and obligations of the Parties under and the provisions of Articles VI (for the period set forth therein), IX and X and Sections 2.2 (until all amounts payable thereunder have been paid by PharmaBio and credited to the account of CTI or its Affiliates, as applicable), 5.3, 5.4 (for the period set forth therein), 5.8, 5.9, 5.10, 7.2 (as set forth therein) and 7.4 survive the termination or expiration of this Agreement. Except as specifically provided to the contrary in this Agreement, termination or expiration of the Agreement will be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration and will not relieve a Party of any obligations accrued by it hereunder prior to such termination or expiration. Further, except as specifically provided to the contrary in this Section 10.14 or other provision hereof that by its express terms survives the termination of expiration of this Agreement, all rights and obligations of the Parties under all other provisions in this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

10.15 Further Assurances. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be reasonably necessary or appropriate within the contemplation of this Agreement to carry out the purposes and intent of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Cell Therapeutics, Inc.		PharmaBio Development, Inc.

By:	/s/ James Bianco	By:	/s/ William O. Robb
Name:	James Bianco	Name:	William O. Robb
Title:	President & CEO	Title:	Vice President

PolaRx Biopharmaceuticals, Inc.

By:	/s/ James Bianco
Name:	James Bianco
Title:	President

Index of Exhibits

Exhibit 3.1C—Security Agreement

Exhibit 3.1D—Guaranty

Exhibit 5.2—Illustration of PharmaBio Royalty Calculation

Exhibit 5.7—Illustration of Annual Minimum True-up Payment Calculation

Exhibit 6.3 —Joint Press Release

Exhibit 8.6B(3) — Example Calculation of Termination Payment Post Q1 2006

Exhibit 3.1C

Security Agreement

See Exhibit 10.27

Exhibit 3.1D

Guaranty

See Exhibit 10.28

Exhibit 5.2

Illustration of PharmaBio Royalty Calculation

In order to illustrate the manner in which the Royalty shall be calculated, a hypothetical set of facts is set forth in the table below. For each Calendar Quarter set forth in the table below, the hypothetical Net Sales accrued in each such Calendar Quarter are set forth in the table below, and the Royalty payable as of [*] days after the end of each such hypothetical Calendar Quarter are set forth in the table below.

Calendar Quarter	Net Sales Recorded in the Calendar Quarter ($)	Calculation of Royalty for the Calendar Quarter	Aggregate Royalty Payable for the Calendar Quarter ($)
First Calendar Quarter	11,500,000	11,500,000 * [*]% = [*]	[	*]
Second Calendar Quarter	14,000,000	14,000,000 * [*]% = [*]	[	*]
Third Calendar Quarter	16,000,000	14,500,000 * [*]% = [*] PLUS 1,500,000 * [*]% = [*]	[	*]
Fourth Calendar Quarter	17,000,000	17,000,000 * [*]% = [*]	[	*]

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 5.7

Illustration of Annual Minimum True-Up Payment Calculation

By way of example only as to calculating a Annual Minimum True-Up Payment under Section 5.7, if by December 31, 2006, PharmaBio has not received at least Ten Million Six Hundred Thousand Dollars (US$10,600,000) in cumulative Royalties, then CTI will pay PharmaBio, no later than February 28, 2007, the difference between Ten Million Six Hundred Thousand Dollars (US$10,600,000) and the cumulative amount of Royalties received by PharmaBio to date. Similarly, if by December 31, 2007, PharmaBio has not received at least Twenty-three Million Dollars (US$23,000,000) in cumulative Royalties (including, if applicable, the Annual Minimum True-up Payment made in connection with Calendar Year 2006), then CTI will pay PharmaBio, no later than February 28, 2008, the difference between Twenty-three Million Dollars (US$23,000,000) and the cumulative amount of Royalties (and, if applicable, the 2006 Annual Minimum True-up Payment) received by PharmaBio to date.

Exhibit 6.3

Joint Press Release

See Exhibit 10.30

Exhibit 8.6B(3)

Example Calculation of Termination Payment Post Q1 2006

By way of illustration of the payment of the Termination Payment, under Section 8.6B(3), for a Divesture Event occurring after Q1 2006, assume that CTI divests the Product assets in December 2006 and that royalties received in 2006 by PharmaBio are: [*] in May 2006 for Q1 Net Sales, $[*] in August 2006 for Q2 Net Sales, and [*] in November 2006 for Q3 Net Sales. The Termination Payment would be calculated as follows:

The Month End Required IRR Balance would be calculated for April 2006:

[*]

Based on the April Month End Required IRR Balance, the Month End Required IRR Balance would then be calculated for May 2006:

[*]

Based on the May Month End Required IRR Balance, the Month End Required IRR Balance would then be calculated for June 2006:

[*]

Based on the June Month End Required IRR Balance, the Month End Required IRR Balance would then be calculated for July 2006:

[*]

Based on the July Month End Required IRR Balance, the Month End Required IRR Balance would then be calculated for August 2006:

[*]

Based on the August Month End Required IRR Balance, the Month End Required IRR Balance would then be calculated for September 2006:

[*]

Based on the September Month End Required IRR Balance, the Month End Required IRR Balance would then be calculated for October 2006:

[*]

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Based on the October Quarter End Required IRR Balance, the Quarter End Required IRR Balance would be calculated for November 2006:

[*]

Based on the November Quarter End Required IRR Balance, the Quarter End Required IRR Balance would be calculated for December 2006:

[*]

Because the Termination Payment equals the last Month End Required IRR Balance, the Termination Payment paid to PharmaBio in this example would be [*].

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.